                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11 or Section
         240.14a-12

                                         THE WET SEAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1), 14a-6(I)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                               THE WET SEAL, INC.
                                  64 FAIRBANKS
                            IRVINE, CALIFORNIA 92718

                                                                    May 16, 1997

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, at 10:00 a.m., on Tuesday, June 17, 1997.

    During the Annual Meeting the matters described in the accompanying Proxy Statement will be considered. In addition, there will be a report regarding the progress of the Company and there will be an opportunity to ask questions of general interest to you as a stockholder.

    I hope you will be able to join us at the Annual Meeting. Whether or not you expect to attend, you are urged to sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,
                                          IRVING TEITELBAUM
                                          CHAIRMAN OF THE BOARD

                               THE WET SEAL, INC.
                                  64 FAIRBANKS
                            IRVINE, CALIFORNIA 92718

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1997
                                   10:00 A.M.

                            ------------------------

    Notice is hereby given that the Annual Meeting (the "Annual Meeting") of Stockholders of The Wet Seal, Inc. (the "Company") will be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, on Tuesday, June 17, 1997 at 10:00 a.m. to consider and vote upon:

       1. Election of a Board of Directors consisting of nine directors. The attached Proxy Statement, which is part of the Notice, includes the names of the nominees to be presented by the Board of Directors for election.

       2. Approval of an amendment to the Company's Certificate of Incorporation to divide the Board of Directors of the Company into three classes.

       3. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Preferred Stock, par value $.01 per share, from 2,000,000 shares to 5,000,000 shares and the number of authorized shares of Class A Common Stock, par value $.10 per share, from 20,000,000 shares to 50,000,000 shares.

       4. Approval of an amendment to the Company's Certificate of Incorporation to require that at least seventy-five (75%) of the Company's shares must approve or authorize any business combination (as hereinafter defined) which has not been approved or authorized by at least seventy-five (75%) of the then incumbent directors of the Company.

       5. Ratification and approval of the Company's 1996 Long-Term Incentive Plan.

       6. Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1997.

       7. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on May 2, 1997 as the record date for determination of stockholders entitled to notice of, and to vote, at the Annual Meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, at the office of the Company for a period of ten days prior to the Annual Meeting.

    To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          STEPHEN GROSS
                                          SECRETARY

  Dated: May 16, 1997

                               THE WET SEAL, INC.
                                  64 FAIRBANKS
                            IRVINE, CALIFORNIA 92718

                            ------------------------

                                PROXY STATEMENT
                                 JUNE 17, 1997

                            ------------------------

    This Proxy Statement is furnished by the Board of Directors of The Wet Seal, Inc., a Delaware Corporation, (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California on Tuesday, June 17, 1997 beginning at 10:00 a.m. and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon the election of nine directors; the division of the Company's Board of Directors into three classes; an increase in the number of authorized shares of the Company's Preferred Stock and Class A Common Stock; the requirement that at least seventy-five (75%) of the Company's shares must approve or authorize certain business combinations; to ratify and approve the Company's 1996 Long-Term Incentive Plan; to ratify the Board of Directors' nomination of Deloitte & Touche LLP as the Company's independent auditors; and to consider any other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy are being sent to stockholders of record on or about May 16, 1997.

                             VOTING BY STOCKHOLDERS

    Only holders of record of the Company's common stock, at the close of business on May 2, 1997, are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 10,628,874 shares of the Company's Class A Common Stock, $.10 par value, and 2,912,665 shares of the Company's Class B Common Stock, $.10 par value, issued, outstanding and entitled to vote. Class A Common Stock is entitled to one vote per share and, while both the Class A and Class B vote together as a single Class, the Class B Common Stock is entitled to two votes per share. According to the Company's Restated Certificate of Incorporation, stockholders may not cumulate their voting rights. Thus, the holders of a plurality of the shares voting at the Annual Meeting will be able to elect all of the directors. The ratification and approval of items 2 through 6 will require the affirmative vote of holders of a majority of the Common Stock entitled to vote thereon present in person or by proxy at the Annual Meeting.

    The shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein, or, in the absence of instructions, FOR items 1 through 6, and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the Annual Meeting. Any proxy received by the Company may be subsequently revoked by the stockholder any time before it is voted at the meeting either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the meeting and voting in person. Pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against the matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a majority of the vote of the shares present and entitled to vote has been cast.

                             ELECTION OF DIRECTORS

DIRECTORS

    The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen. The size of the Company's Board is currently set at nine. The directors so elected will serve until the next Annual Meeting of Stockholders. Nine directors are to be elected at the Annual Meeting to be held on June 17, 1997. All of the nominees are currently directors of the Company. The Board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

    The following table sets forth information regarding the nominees for director:

           NAME AND AGE                             PRINCIPAL OCCUPATION AND BACKGROUND
---------------------------------------------------------------------------------------------------------
George H. Benter, Jr.              Mr. George H. Benter, Jr. has been a director of the Company since
  Age: 55                          1990. Since May 1992, Mr. Benter has been President, Chief Operating
                                   Officer and a director of City National Bank. From 1965 until April
                                   1992, Mr. Benter worked in various capacities with Security Pacific
                                   Corporation, culminating in the position of Vice Chairman. Prior to that time he held various positions with Security Pacific National
                                   Bank. He is also a director of Whittaker Corporation.

Kathy Bronstein                    Ms. Kathy Bronstein was appointed the Company's Vice Chairman of the
  Age: 45                          Board in March 1994. Since March 1992, she has also served as the
                                   Company's Chief Executive Officer. From March 1992 to March 1994 she
                                   was the Company's President. From January 1985 through March 1992, Ms.
                                   Bronstein was Executive Vice President and General Merchandise Manager
                                   and a director of the Company. Ms. Bronstein's primary
                                   responsibilities include formulating and directing the Company's expansion and overall merchandising and marketing strategies.

Stephen Gross(1)                   Mr. Stephen Gross has been the Secretary and a director of the Company
  Age: 51                          since June 1984. Mr. Gross co-founded Suzy Shier Limited. Since 1967, he has been a director and an officer of Suzy Shier Limited, having served as President, Assistant Secretary and Treasurer since 1976. He has also been the General Merchandise Manager of Suzy Shier Limited since 1974. Mr. Gross also serves as President of Irwel Management
                                   Services Inc., a management consulting firm established in 1975.

Walter F. Loeb                     Mr. Walter F. Loeb has been a director of the Company since May 1993.
  Age: 72                          He is President of Loeb Associates Inc., a New York-based retail consultancy company that has served a variety of domestic and international companies since its founding in February 1990. Mr. Loeb is also the publisher of "Loeb Retail Letter", a monthly analysis of the retail industry. He currently is a director of Color Tile, Inc.,
                                   Federal Realty Investment Trust, Gymboree Corporation and InterTan,
                                   Inc.

Wilfred Posluns                    Mr. Wilfred Posluns has been a director of the Company since 1990. He
  Age: 65                          is Managing Director of Cedarpoint Investments, Inc., a Toronto-based venture capital company. Mr. Posluns was the Chairman of the Board of
                                   Directors and Chief Executive Officer of Dylex Limited from July 1988 to August 1995 and President from 1976 through 1990. He was a member of the Board of Directors of Dylex Limited from 1966 to

           NAME AND AGE                             PRINCIPAL OCCUPATION AND BACKGROUND
---------------------------------------------------------------------------------------------------------
Wilfred Posluns (con't.)           August 1995. On January 11, 1995, Dylex Limited filed for court protection under the Companies' Creditors Arrangement Act and emerged from protection under such Act in 1995. Mr. Posluns is a director of
                                   The John Forsyth Co. Inc., Israel Discount Bank of Canada and Pacific
                                   Linen. From 1973 until March 1992, Mr. Posluns was the Chairman of the
                                   Board of Strathearn House Group Limited, a company of which, pursuant to a voting trust agreement, he had joint control of 48% of the voting shares. In February 1992, a receiver was appointed for Strathearn
                                   House Group Limited and voluntary proceedings in reorganization were initiated under Canadian laws.
Gerald Randolph                    Mr. Gerald Randolph has been a director of the Company since July
  Age: 78                          1989. Mr. Randolph is a chartered accountant in Canada. He has been engaged in an outside professional capacity by Suzy Shier Limited from its inception in 1967, having served as its independent auditor, until
                                   July 1989 when he was appointed Chief Financial Officer and a director of Suzy Shier Limited.
Alan Siegel                        Mr. Alan Siegel has been a director of the Company since 1990. Mr.
  Age: 62                          Siegel has been a partner in the law firm of Akin, Gump, Strauss,
                                   Hauer & Feld, L.L.P. since August 1995. From 1987 to July 1995 he was a partner in the law firm of Baker & McKenzie. He is also a director of Thor Industries, Inc. and Ermenegildo Zegna Corporation.
Irving Teitelbaum(1)               Mr. Irving Teitelbaum has been Chairman of the Board and a director of
  Age: 58                          the Company since June 1984. Mr. Teitelbaum is the co-founding
                                   President (in 1967) and current Chairman and Chief Executive Officer of Suzy Shier Limited, a Canadian public company listed on the Toronto and Montreal Stock Exchanges, retailing women's apparel and lingerie in over 400 stores in Canada and the United Kingdom. Mr. Teitelbaum is also Chairman of La Senza PLC, a U.K. public company listed on the AIM market of the London Stock Exchange, retailing lingerie in over 38 stores in the United Kingdom. Mr. Teitelbaum also serves as President of First Canada Management Corp., a management consulting firm.
Edmond Thomas                      Mr. Edmond Thomas was appointed the Company's President in March 1994.
  Age: 43                          Since June 1992, he has also served as the Company's Chief Operating
                                   Officer. His responsibilities include overseeing store operations, real estate, finance, management information systems, store construction and the central distribution center. Mr. Thomas became a director of the Company in August 1992. Prior to joining the Company, from May 1991 through June 1992, Mr. Thomas was President and Chief
                                   Operating Officer and a director of Domain, Inc., a Boston-based upscale home furnishings retailer. From November 1988 to May 1991, Mr.
                                   Thomas was President and Chief Financial Officer of Foxmoor Specialty
                                   Stores Corporation, a retail women's apparel chain ("Foxmoor"). From
                                   May 1985 to November 1988, Mr. Thomas held various positions with
                                   Foxmoor, including Corporate Controller and Executive Vice President, during which time his responsibilities included finance, management information systems, distribution, real estate, store operations and store construction.

------------------------
(1) Mr. Teitelbaum and Mr. Gross are brothers-in-law.

                               EXECUTIVE OFFICERS

    The executive officers of the Company who are not also directors are set forth below:

           NAME AND AGE                             PRINCIPAL OCCUPATION AND BACKGROUND
---------------------------------------------------------------------------------------------------------
Barbara Bachman                    Ms. Barbara Bachman has been the Company's Vice President of Store
  Age: 47                          Operations since December 1994. From 1982 to 1994, Ms. Bachman served as Vice President of Stores Operations with Contempo Casuals. She previously held various other positions with Contempo Casuals, including Regional Director of Stores from 1979 to 1982, District
                                   Manager from 1977 to 1979, and Store Manager from 1976 to 1977.

Cecilia Gasgonia                   Ms. Cecilia Gasgonia has been the Director of Merchandise Planning
  Age: 36                          since joining the Company in February 1994. She was appointed Vice
                                   President of Merchandise Planning and Distribution in June 1995. From
                                   1987 to January 1994, Ms. Gasgonia was Director of Merchandise
                                   Planning with Clothestime, a junior retail chain.

Sharon Hughes                      Ms. Sharon Hughes has been employed by the Company since May 1990.
  Age: 37                          Since March 1994, she has served as the Vice President of
                                   Merchandising. From May 1990 to March 1994 she served as a Merchandise
                                   Manager. From 1983 to April 1990, Ms. Hughes was employed by
                                   Saturday's, a chain of clothing stores, in various capacities, the most recent of which was General Merchandise Manager.

Ann Cadier Kim                     Ms. Ann Cadier Kim has been employed by the Company since January
  Age: 40                          1986. In March 1994, she was appointed Vice President of Finance.
                                   Since December 1993 she has served as the Company's Chief Financial
                                   Officer. From January 1986 to November 1993, Ms. Cadier Kim was the
                                   Company's Controller. From September 1982 to August 1985, she was
                                   employed by Touche Ross & Co., as an audit senior. Ms. Cadier Kim is a certified public accountant.

Ron Shaban                         Mr. Ron Shaban has been employed by the Company since September 1993
  Age: 52                          as Director of Management Information Systems. In June 1995, he was
                                   appointed Vice President of Management Information Systems. From
                                   September 1991 to September 1993, Mr. Shaban was Director of
                                   Management Information Systems with Rag Shops, Inc. From February 1988 to September 1991, he was Director of Management Information Systems
                                   with G & G Shops, Inc., a division of Petrie Stores.

Cheryl Rudich                      Ms. Cheryl Rudich has been the Director of Marketing since joining the
  Age: 36                          Company in February 1994. She was appointed Vice President of
                                   Marketing in August 1996. From 1985 to January 1994, Ms. Rudich was
                                   Creative Director with The Mednick Group in Los Angeles.

    The Board of Directors met or took action by written consent five times in the fiscal year ended February 1, 1997. Each of the directors attended at least 75% of the Board of Directors meetings and their respective committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has an Executive Committee consisting of Irving Teitelbaum, Kathy Bronstein and Edmond Thomas. The Executive Committee was formed in April 1990. Its primary responsibility is to oversee the execution of lease commitments made by the Company between meetings of the Board of Directors.

    The Company has an Audit Committee consisting of Gerald Randolph (Chairman), George H. Benter, Jr. and Wilfred Posluns. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors internal accounting and finance controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of the Company's financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of the Company and scope of the audit to be undertaken by the accountants.

    The Company has no nominating committee. Nominations are proposed by the Executive Committee of the Board.

    The Company has a Compensation Committee consisting of Irving Teitelbaum, Wilfred Posluns and Stephen Gross. The Compensation Committee is responsible for establishing general compensation policies and specific compensation levels for the Company's executive officers. See "Report of the Compensation Committee on Executive Compensation".

    The Company has an Option Committee consisting of Walter F. Loeb and George
H. Benter, Jr. The Option Committee is responsible for granting stock options to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans.

    During the fiscal year ended February 1, 1997 the Executive Committee met or took action by written consent ten times, the Compensation Committee met or took action by written consent one time, the Audit Committee met or took action by written consent three times and the Option Committee met or took action by written consent three times.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    The following table sets forth the compensation (cash and non cash) for the Chief Executive Officer and the four other most highly compensated executive officers who earned in excess of $100,000 per annum during any of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                                   AWARDS
                                                                          -------------------------
                                          ANNUAL COMPENSATION             RESTRICTED   SECURITIES
                               -----------------------------------------    STOCK      UNDERLYING
      NAME AND        FISCAL                             OTHER ANNUAL       AWARDS    STOCK OPTIONS     LTIP        ALL OTHER
 PRINCIPAL POSITION    YEAR    SALARY($)  BONUS($)    COMPENASTION($)(1)    ($)(2)         (#)       PAYOUTS($)  COMPENSATION($)
--------------------  ------   ---------  ---------   ------------------  ----------  -------------  ----------  ---------------
Kathy Bronstein       1996      633,171   917,560(3)      --                 42,303       --            --           --
  Vice Chairman and   1995      433,135   348,180(4)      --                 20,680       --            --           --
  Chief Executive     1994      284,607     --            --                 --          200,000        --           --
    Officer

Edmond Thomas         1996      566,853   524,320(3)      --                 37,010       --            --           --
  President and       1995      362,272   198,960(4)      --                 18,800       --            --           --
    Chief
  Operating Officer   1994      250,000     --            --                 --          200,000        --           --

Barbara Bachman       1996      166,211     --            --                 12,276       --            --           --
  Vice President of   1995      152,654     5,000         --                  6,204       --            --           --
  Store Operations    1994(5)    24,231    10,000         --                 --           10,000        --           --

Ann Cadier Kim        1996      140,951     --            --                  9,881       --            --           --
  Vice President of   1995      109,389    10,000         --                  5,266       10,000        --           --
  Finance             1994(6)    92,819     --            --                 --           10,000        --           --

Sharon Hughes         1996      138,768     --            --                  9,700       --            --           --
  Vice President of   1995      127,610     --            --                  5,170       --            --           --
  Merchandising       1994      110,000     --            --                 --           10,000        --           --

------------------------

(1) While the named executive officers enjoy certain perquisites, for fiscal years 1994, 1995 and 1996 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(2) The Company has a stock bonus plan whereby certain employees of the Company receive Class A Common Stock in proportion to their salary. The amount of the award is also dependent on the Company's earnings before tax and the stock price on the date of grant. The bonus shares vest at a rate of 33.33% per year on each anniversary of the grant date, and a participant's right to non issued shares is subject to forfeiture if the participant's employment is terminated. Dividends are not paid on stock grant awards until such time as the stock is vested and issued to the executive. Shares granted under the plan held by executives at February 1, 1997 are as follows: Ms. Bronstein--4,906; Mr. Thomas--5,803; Ms. Bachman--1,451; Ms. Cadier Kim--2,599; and Ms. Hughes--2,991. The aggregate market value at February 1, 1997 of these shares is as follows: Ms. Bronstein--$98,733; Mr. Thomas--$116,785;Ms. Bachman--$29,201; Ms. Cadier Kim--$52,305 and Ms.
    Hughes-- $60,194.

(3) Bonus amounts earned in fiscal 1996 were paid to the executives in fiscal 1997.

(4) Bonus amounts earned in fiscal 1995 were paid to the executives in fiscal 1996.

(5) Ms. Bachman was appointed Vice President of Store Operations in December
    1994.

(6) Ms. Cadier Kim was appointed Vice President of Finance in March 1994.

OPTION GRANTS

    There were no options granted in fiscal 1996.

OPTION EXERCISE AND FISCAL YEAR-END VALUES

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                     AND OPTION VALUES AT FEBRUARY 1, 1997

                                                                             NUMBER OF
                                                                       SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                        UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                                             SHARES                    AT FEBRUARY 1, 1997(#)       FEBRUARY 1, 1997($)(1)
                                           ACQUIRED ON    VALUE     ----------------------------  --------------------------
                  NAME                     EXERCISE(#)  REALIZED($)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------------  -----------  ----------  -------------  -------------  -----------  -------------
Kathy Bronstein..........................     120,000    1,710,000       --             120,000       --          1,920,000
Edmond Thomas............................     120,000    1,967,300       --             120,000       --          1,920,000
Barbara Bachman..........................      --           --            4,000           6,000       61,500         92,250
Ann Cadier Kim...........................       5,000       79,250        1,000          14,000       12,125        193,000
Sharon Hughes............................       3,500       36,750          500           6,000        8,000         96,000

------------------------

(1) Represents the market value of shares underlying "in-the-money" options on February 1, 1997 less the option exercise price. Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

DIRECTOR COMPENSATION

    All directors who are not directly affiliated with the Company as well as one director who is affiliated receive a fee of $5,000 for each board meeting attended, with a minimum yearly fee of $20,000. All directors are reimbursed for expenses connected with attendance at the meetings of the Board of Directors. An additional fee of $1,000 is paid to non-employee directors for each Audit committee meeting attended.

    All directors, except one, who are not directly affiliated with the Company as well as one director who is affiliated were granted stock options of 10,000 shares each in fiscal 1994 pursuant to the Company's 1994 Long-Term Incentive Plan. One independent director was granted 15,000 options in fiscal 1996. The options vest at the rate of 20% per year for the next five years.

EMPLOYMENT AGREEMENTS

    KATHY BRONSTEIN

    Kathy Bronstein has served as the Chief Executive Officer of the Company since March 1992. On December 30, 1988, in her former position of Executive Vice President and General Merchandise Manager, Ms. Bronstein entered into an employment agreement with the Company. Under this agreement, as amended, Ms. Bronstein is entitled to a base salary of $550,000 per annum, adjusted annually by 0.5% ( 1/2 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of the Company's capital stock referable to the same fiscal year. This adjustment is not cumulative and is in lieu of any salary review or cost of living adjustments. Ms. Bronstein also receives an incentive bonus of 3.5% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year.

    In January 1995, Ms. Bronstein's employment agreement was amended to provide automatic extensions to the term of her employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement is terminated and Ms. Bronstein is entitled to receive an immediate payment approximately equal to three years of Ms. Bronllstein's current base salary and bonus during the last three fiscal years. Trigger events include a "change in control" and either (i) Ms. Bronstein's election to resign within 90 days of a material change in Ms. Bronstein's rights and duties or (ii) Ms. Bronstein's termination by the Company without cause. A "change in control" means (i) the disposition or conversion by a Class B stockholder (other than

Ms. Bronstein) of a majority of that stockholder's Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder's shares and a majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control ("Continuing Directors") or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Ms. Bronstein's stock options become immediately exercisable. In the event that the total payments made to Ms. Bronstein upon the occurrence of a trigger event result in "excess parachute payments" under the Internal Revenue Code of 1986, as amended, the Company would be obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes.

    Ms. Bronstein's agreement expires on January 30, 2002. The agreement automatically extends for an additional year on the first day of each fiscal year for up to five years. These automatic extensions may be terminated by either party at any time upon prior written notice. She has agreed not to compete with the Company during the term of her employment and for a period of two (2) years thereafter. She is provided with a car by the Company.

    The Company has obtained "key man" life insurance in the amount of $5.0 million payable to the Company in the event of Ms. Bronstein's death while employed by the Company.

    EDMOND THOMAS

    Edmond Thomas has served as the Company's President and Chief Operating Officer since March 17, 1994. On June 22, 1992, in his former position of Executive Vice President and Chief Operating Officer, he entered into an employment agreement with the Company. Under this agreement, as amended, Mr. Thomas is entitled to a base salary of $500,000 per annum plus an annual adjustment of .25% ( 1/4 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Mr. Thomas is eligible to receive on his holdings of the Company's capital stock referable to the same fiscal year. This adjustment is non cumulative and is in lieu of any salary review or cost of living adjustments. Mr. Thomas also receives an incentive bonus of 2% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year.

    In January 1995, Mr. Thomas' employment agreement was amended to provide automatic extensions to the term of his employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement is terminated and Mr. Thomas is entitled to receive an immediate payment approximately equal to three years of Mr. Thomas' current base salary and bonus during the last three fiscal years. Trigger events include a "change in control" and either (i) Mr. Thomas' election to resign within 90 days of a material change in Mr. Thomas' rights and duties or (ii) Mr. Thomas' termination by the Company without cause. A "change in control" means (i) the disposition or conversion by a Class B stockholder (other than Ms. Bronstein) of a majority of that stockholder's Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder's shares and a majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control ("Continuing Directors") or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Mr. Thomas' stock options become immediately exercisable. In the event that the total payments made to Mr. Thomas upon the occurrence of a trigger event result in "excess parachute payments" under the Internal Revenue Code of 1986, as amended, the Company would be obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes.

    Mr. Thomas' agreement expires on January 30, 2002. The agreement automatically extends for an additional year on the first day of each fiscal year for up to five years. These automatic extensions may be terminated by either party at any time upon prior written notice. He has agreed not to compete with the

Company during the term of his employment and for a period of two (2) years thereafter. He is provided with a car by the Company.

    The Company has obtained "key man" life insurance in the amount of $5.0 million payable to the Company in the event of Mr. Thomas' death while employed by the Company.

                             BUSINESS RELATIONSHIPS

MANAGEMENT SERVICES

    In each of the fiscal years ended February 1, 1997, February 3, 1996 and January 28, 1995, a fee of $250,000 was paid to First Canada Management, Inc., a company controlled by Irving Teitelbaum, for the services of Irving Teitelbaum, Chairman of the Board of the Company, and Stephen Gross, Corporate Secretary of the Company, respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Irving Teitelbaum, Wilfred Posluns and Stephen Gross serve as members of the Compensation Committee. Mr. Teitelbaum also serves as Chairman of the Board of the Company and Mr. Gross also serves as the Secretary of the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The primary duties of the Compensation Committee include: (i) reviewing the compensation levels of the Company's primary executive officers and certain other members of senior management, (ii) consulting with and making recommendations to the Company's Option Committee regarding the Company's overall policy of granting options and awards under the Company's long-term incentive plans, (iii) monitoring the performance of senior management, and (iv) related matters. A decision to employ any person with an annual compensation of $150,000 or more (or any increase in annual compensation to $150,000 or more) must be approved by the Compensation Committee. The Compensation Committee is comprised entirely of non-employee Directors.

COMPENSATION PHILOSOPHY

    The Company's executive compensation programs are based upon the recognition that The Wet Seal, Inc. competes in a creative industry in which it is critical to stay current with rapidly changing trends and styles. Competition is intense for talented executives who can successfully guide a company in this type of competitive environment. Therefore, the Company's compensation programs are designed to provide total compensation packages that will both attract talented individuals to the Company as well as provide rewards based upon the Company's long-term success.

    With these principles in mind, the Compensation Committee has set forth the following guidelines:

        1. Provide base salaries which are competitive in the retail clothing industry to attract and retain talented individuals;

        2. Provide annual bonuses that are tied to the Company's short-term performance to align the interests of the Company's executives with those of its stockholders; and

        3. Provide long-term incentive benefits which will reward long-term commitment to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

    Base salaries for executive officers are established with a view to the responsibilities of the position and the experience of the individual. Salary levels are also fixed with reference to comparable companies in retail and related trades. The salaries of key executive officers and the incentive plans in which they participate are reviewed annually by the Compensation Committee in light of the Committee's assessment of individual performance, contribution to the Company and level of responsibility.

    The Chief Executive Officer (the "CEO") and the President and Chief Operating Officer are eligible pursuant to their employment agreements to receive annual cash bonuses of 3.5% and 2%, respectively, of the Company's pre-tax profit. The Compensation Committee believes that tying annual cash bonuses to the Company's profitability aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability. The CEO and the President and Chief Operating Officer of the Company earned cash bonuses in fiscal 1996 in the amounts of $917,560 and $524,320, respectively, which were paid in fiscal 1997.

    The Company also maintains an employee stock bonus plan in which the top 25 to 30 executives of the Company are eligible to participate. Awards under this plan to executives are calculated by multiplying the Company's fiscal year-end pre-tax profit as a percentage of sales by the executive's base salary and dividing such amount by the price of the Company's Class A Common Stock as of the end of the fiscal year. Grants under the stock bonus plan vest over a period of three years.

    Stock options are granted to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans. Stock options have historically been granted by the Option Committee on a case-by-case basis based upon the Board's evaluation of an individual's past contributions and potential future contributions to the Company. In granting stock options, the Option Committee takes into consideration the anticipated long-term contributions of an individual to the potential growth and success of the Company, as well as the number of options previously granted to the individual.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Since March 1992, Kathy Bronstein has served as CEO of the Company. Ms. Bronstein received a base salary of $375,000 in fiscal 1995. In December 1995, Ms. Bronstein's employment agreement was amended to increase her base salary to $550,000. The Compensation Committee deemed this increase appropriate in light of the Company's recent performance and the successful acquisition of the Contempo Casuals chain, which substantially increased the size of the Company. As the Company continues to adapt to a changed environment in the women's retail apparel industry, the Compensation Committee believes that Ms. Bronstein's experience and capabilities will be critical in enabling the Company to remain competitive and profitable. Ms. Bronstein is eligible to receive a non-cumulative annual adjustment (in lieu of a cost of living adjustment) to her base salary of 0.5% of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of Company common stock for the same fiscal year. Ms. Bronstein received such an adjustment in fiscal 1996. See "Executive Compensation and Other Information-- Employment Agreements." Ms. Bronstein is also eligible to receive an annual cash bonus pursuant to her employment agreement of 3.5% of the pre-tax profits of the Company for each fiscal year. Under this formula, Ms. Bronstein earned a cash bonus in fiscal 1996 in the amount of $917,560, which was paid in fiscal 1997.

                                          The Compensation Committee

                                          Irving Teitelbaum
                                          Wilfred Posluns
                                          Stephen Gross

                         STOCK PRICE PERFORMANCE GRAPH

    The Performance Graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The Performance Graph assumes $100 invested on January 31, 1992 in the stock of The Wet Seal, Inc., the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. It also assumes that all dividends are reinvested.

                               PERFORMANCE GRAPH
                         FOR THE WET SEAL COMMON STOCK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    THE WET     NASDAQ STOCK   NASDAQ RETAIL
                   SEAL, INC.   MARKET (US)     TRADE STOCKS
January 31, 1992*         100             100             100
January 29, 1993*          60             113              90
January 28, 1994*          28             129              96
January 27, 1995*          34             125              86
February 2, 1996*          63             177              97
January 31, 1997*         171             230             119

                                               JANUARY
                                                 31,    JANUARY 29,  JANUARY 28,  JANUARY 27,  FEBRUARY 2,  JANUARY 31,
                                                1992*      1993*        1994*        1995*        1996*        1997*
                                               -------  -----------  -----------  -----------  -----------  -----------
The Wet Seal, Inc............................    100           60           28           34           63          171
Nasdaq Stock Market (US).....................    100          113          129          125          177          230
Nasdaq Retail Trade Stocks...................    100           90           96           86           97          119

------------------------

* Date closest to the Company's fiscal year end.

    The historical stock performance shown on the graph is not necessarily indicative of future price performance.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of May 2, 1997, for (i) each person known to the Company to have beneficial ownership of more than 5% of each class of the Company's capital stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers designated in the Summary Compensation Table; and (iv) all directors and officers of the Company as a group.

                                                            %                           %               %
                                            NUMBER      BENEFICIAL                 BENEFICIAL      BENEFICIAL        PERCENT
                                          OF SHARES     OWNERSHIP       NUMBER      OWNERSHIP       OWNERSHIP      OF VOTE OF
                                              OF        OF SHARES     OF SHARES     OF SHARES    OF ALL CLASSES    ALL CLASSES
                  NAME                     CLASS A      OF CLASS A    OF CLASS B   OF CLASS B       OF STOCK        OF STOCK
----------------------------------------  ----------   ------------  ------------  -----------   ---------------   -----------
Los Angeles Express Fashions, Inc. (Suzy
Shier Ltd. Subsidiary) (1)..............     --            --           1,300,000    44.6%          9.6%             15.8%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
3254127 Canada, Inc. (GTHI
Subsidiary) (1).........................     --            --             815,573    28.0%          6.0%              9.9%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
3254143 Canada, Inc. (Suzy Shier Ltd.
Subsidiary) (1)                              --            --             175,000     6.0%          1.3%              2.1%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
La Senza, Inc. (Suzy Shier Ltd
Subsidiary) (1).........................     --            --             155,000     5.3%          1.1%              1.9%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
Kathy Bronstein (2).....................     50,935        *              467,092    16.0%          3.8%              6.0%
Ed Thomas (3)...........................     42,680        *              --         --            *                 *
Barbara Bachman (4).....................      5,280        *              --         --            *                 *
Ann Cadier Kim (4)......................      3,367        *              --         --            *                 *
Sharon Hughes (4).......................      4,542        *              --         --            *                 *
George Benter (4).......................      5,500        *              --         --            *                 *
Walter F. Loeb (4)......................      5,400        *              --         --            *                 *
Gerald Randolph (4).....................     --            *              --         --            *                 *
Alan Siegel (4).........................     --            *              --         --            *                 *
Craig Drill Capital, L.P. (5)...........  1,563,800          14.7%        --         --            11.5%              9.5%
  Park Avenue Plaza
  New York, New York 10055
Husic Capital Management (6)............    901,900           8.5%        --         --             6.7%              5.5%
  555 California St., Ste 2900
  San Francisco, California 94104
Delaware Management Holdings,
Inc. (7)................................    663,400           6.2%        --         --             4.9%              4.0%
  2005 Market St.
  Philadelphia, Pennsylvania 19103
INVESCO PLC (8).........................    551,500           5.2%        --         --             4.1%              3.4%
  11 Devonshire Square
  London, England EC2M 4YR
All directors and officers as a group
(14 individuals)........................    128,267           1.2%      2,912,665   100.0%         22.5%             36.2%

------------------------

*   Less than 1%

(1) Los Angeles Express Fashions, Inc., 3254127 Canada, Inc., 3254143 Canada, Inc. and La Senza, Inc. are directly or indirectly controlled by Irving Teitelbaum, Chairman of the Board, and Stephen Gross, Secretary and a director of the Company. These stockholders beneficially own shares which in the aggregate represent approximately 29.7% of the total voting power with respect to the Company.

(2) Ms. Bronstein has sole voting and dispositive power with respect to all of the stated holdings of Class A and Class B Common Stock. Shares held include options representing the immediate right to purchase 40,000 shares of Class A Common Stock. Ms. Bronstein also holds options to purchase an additional 80,000 shares of Class A Common Stock which become exercisable over the next two years.

(3) Mr. Thomas has sole voting and dispositive power with respect to all of the stated holdings of Class A Common Stock. Shares held include options representing the immediate right to purchase 40,000 shares of Class A Common Stock. Mr. Thomas also holds options to purchase an additional 80,000 shares of Class A Common Stock which become exercisable over the next two years.

(4) Shares held include options representing the immediate right to purchase the following shares of Class A Common Stock: Ms. Bachman--4,000; Ms. Cadier Kim--3,000; Ms. Hughes--2,500; and Messrs. Benter and Loeb--4,000 each.

(5) As reported in a Schedule 13D dated February 12, 1996, Craig Drill Capital, L.P. has sole voting and dispositive power with respect to 1,563,800 shares of the Class A Common Stock of the Company. Mr. Craig A. Drill is sole general partner of Craig Drill Capital, L.P.

(6) As reported in a Schedule 13G dated February 4, 1997, Husic Capital Management ("Husic") is a registered investment adviser. Frank J. Husic and Co. ("FJH&Co.") is the sole general partner of Husic. Frank J. Husic ("FJH") is the sole shareholder of FJH&Co. Husic, FJH&Co., and FJH have shared voting power with respect to 692,000 shares and shared dispositive power with respect to 901,900 shares. Husic may be deemed to be the direct beneficial owner of an aggregate position of 901,900 shares of the Class A common stock of Wet Seal, Inc. as a result of its discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients.

(7) As reported in a Schedule 13G dated February 3, 1997, Delaware Management Holdings, Inc. ("DMHI") is the parent holding company of Delaware Management Company, Inc. ("DMCI"). DMHI has sole voting power with respect to 17,850 shares and sole dispositive power with respect to 663,400 shares.

(8) As reported in a Schedule 13G dated February 14, 1997, INVESCO PLC ("IP") is the parent holding company of INVESCO North American Group, Ltd. ("IAG"), INVESCO, Inc. ("II"), INVESCO North American Holdings, Inc. ("IAH"), and INVESCO Funds Group, Inc. ("IFG"). IP, IAG, II, IAH and IFG have shared voting and dispositive power with respect to 551,500 shares.

                                   PROPOSALS

PROPOSAL # 1

AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO DIVIDE THE BOARD OF DIRECTORS INTO THREE CLASSES

    The Company is proposing to amend its Certificate of Incorporation to divide its Board of Directors into three classes to be designated Class I, Class II and Class III. If the proposed amendment is adopted, the initial division of the Board into classes will take place upon the filing of a Restated Certificate of Incorporation containing the proposed amendment with the Secretary of State of the State of Delaware.

    Under the proposed amendment, each class of directors will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board and approximately one-third of the members of the Board will be elected at each annual meeting of stockholders. Assuming their re-election as directors at the meeting, the initial Class I directors will be Kathy Bronstein, Irving Teitelbaum and Edmond Thomas; the initial Class II directors will be Stephen Gross, Wilfred Posluns and Gerald Randolph; and the initial Class III directors will be George H. Benter, Jr., Walter F. Loeb and Alan Siegel. If the persons, or others, constituting the Class I directors are elected at the meeting in 1997, their term will consist of three years and will expire in 2000. If the persons, or others, constituting the Class II directors are elected in 1997, their term will consist of two years and will expire in 1999. If the Class III directors are elected in 1997, their term will consist of one year and will expire in 1998. At each annual meeting of stockholders beginning in 1998, the successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term until their successors are elected and qualified.

    If the number of directors is changed, any increase or decrease in the number of directors will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Each director will hold office until the annual meeting for the year in which his term expires and until his successor shall be elected, subject, however, to his prior death, resignation, retirement or removal from office. Any vacancy occurring in the Board for any reason other than the removal of directors by stockholders without cause, will be filled by a vote of the majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Vacancies occurring as a result of the removal of directors by stockholders without cause will be filled by stockholders. Any director elected to fill a vacancy will hold office for a term that coincides with the term of the class to which such director was elected.

    The proposed amendment provides that any and all directors may be removed with or without cause by vote of at least seventy-five (75%) of the shares of the Company entitled to vote generally for the election of directors, voting together as a single class, each class having the number of votes per share provided by the Company's Certificate of Incorporation. If the amendment is adopted, the affirmative vote of the holders of at least seventy-five percent (75%) of the Company's shares entitled to vote generally for the election of directors, voting together as a single class, each class having the number of votes per share as provided by the Certificate of Incorporation, will be required to alter, amend or repeal the provisions added to the Certificate of Incorporation pursuant to this proposal.

    The proposed amendment, if adopted, will be advantageous to the Company and its stockholders because providing that directors shall serve three-year terms rather than one-year terms will enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board. This will in turn permit the Board to represent more effectively the interests of all stockholders, including the taking of action in response to demands or actions by a minority stockholder or group. Moreover, the proposed amendment, if adopted, will ensure that a majority of the directors at any given time will have had prior experience as directors of the Company.

    There have been a number of attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining actual control of the companies by electing their own slate of directors or of achieving some other goal, such as the repurchase of their shares at a premium by threatening to obtain such control. These purchasers often can elect a company's entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the company's outstanding shares entitled to vote. The proposed amendment, if adopted, will likely discourage such purchasers by preventing them from achieving control of the Board quickly. Also, since neither the Delaware General Corporation Law, as amended (the "DGCL"), nor the Company's Certificate of Incorporation or By-laws require cumulative voting, a purchaser of a block of stock of the Company constituting less than a majority of the Company's outstanding capital stock will have no assurance of proportional representation on the Board. The effect of the proposed amendment is that the Board could prevent any stockholder from obtaining majority representation on the Board by enlarging the Board, if possible, and filling the new directorships with its own nominees.

    For the reasons outlined above, the adoption of the proposed amendment could make more difficult or discourage the removal of the Company's management, which removal some or a majority of holders of capital stock of the Company may deem to be in their best interests. In addition, the adoption of the proposed amendment could discourage or make more difficult or expensive, among other transactions, a merger involving the Company, or a tender offer, open market purchase program or other purchases of the capital stock of the Company in circumstances that would give stockholders the opportunity to realize a premium on the sale of their capital stock of the Company over the then-prevailing market prices, which transactions some or a majority of such holders may deem to be in their best interests.

    The affirmative vote of a majority of the outstanding shares of the Company is required to adopt the resolution to amend the Company's Certificate of Incorporation in the manner described above. The Board unanimously recommends a vote "FOR" approval of the resolution.

PROPOSAL # 2

AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S PREFERRED STOCK AND CLASS A COMMON STOCK

    The Company is proposing to amend its Certificate of Incorporation to increase the number of authorized shares of its Preferred Stock, par value $.01 per share, from 2,000,000 shares to 5,000,000 shares. No shares of the Company's Preferred Stock are issued and outstanding. The Preferred Stock may be issued in series and denominations and with terms and conditions as established by the Company's Board of Directors.

    In addition, the Company is proposing to amend its Certificate of Incorporation to increase the number of authorized shares of its Class A Common Stock, par value $.10 per share, from 20,000,000 shares to 50,000,000 shares. The newly authorized shares of Class A Common Stock will be identical in all respects to the issued and outstanding shares of Class A Common Stock. Of the 20,000,000 shares of Class A Common Stock the Company is presently authorized to issue, 10,628,874 shares are issued and outstanding.

    As the Company may require that additional shares of its capital stock be available for acquisitions and other corporate purposes, such as stock splits or other recapitalizations, the Board of Directors has resolved to seek approval of additional shares of capital stock by amendment of the Company's Certificate of Incorporation. While there are no acquisitions pending which would involve the issuance of such additional shares, the Company does from time to time consider potential acquisitions, some or all of which may involve the issuance of shares by the Company.

    The affirmative vote of majority of the outstanding shares of the Company is required to adopt the resolution to amend the Company's Certificate of Incorporation to increase the authorized capital stock in the manner described above. The Board of Directors unanimously recommends a vote "FOR" approval of the resolution.

PROPOSAL # 3

AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO REQUIRE SUPER-MAJORITY STOCKHOLDER APPROVAL OF BUSINESS COMBINATIONS

    The Company is proposing to amend its Certificate of Incorporation to require that the affirmative vote of at least seventy-five percent (75%) of the Company's shares must approve or authorize any "business combination" which has not been approved or authorized by at least seventy-five percent (75%) of the incumbent directors. Under this proposal, the term "business combination" is broadly defined to mean: (a) any merger or consolidation of the Company or any subsidiary of the Company with any other corporation which is required by law to be approved or authorized by the Company's stockholders; (b) any sale, lease or exchange of all, or substantially all, of the property and assets of the Company or any subsidiary of the Company; (c) any distribution to stockholders of the Company in partial or complete liquidation of the assets of the Company or any subsidiary of the Company; (d) the issuance or transfer by the Company or any subsidiary of the Company of any securities of the Company or any subsidiary which is required by law to be approved or authorized by the stockholders of the Company, or with respect to which stockholder approval or authorization would be a prerequisite to the listing on the Nasdaq Stock Market's National Market or any other national securities exchange (each, an "Exchange") of the securities to be issued or transferred; and (e) any reclassification of securities or recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries, which is required by law to be approved or authorized by the stockholders of the Company, or with respect to which stockholder approval would be a prerequisite to the listing on an Exchange of the securities to be issued or transferred. If the proposed amendment is adopted, the affirmative vote of the holders of at least seventy-five percent (75%) of the Company's shares entitled to vote generally for the election of directors, voting together as a single class, each class having the number of votes per share as provided by the Certificate of Incorporation, will be required to alter, amend or repeal the provisions added to the Certificate of Incorporation pursuant to this proposal.

    The adoption of the proposed amendment may make it more difficult for hostile bidders to gain control of the Company through a merger, acquisition, consolidation or other business combination. This increased difficulty, as well as the cost and time delay involved with complying with the super-majority voting provisions, may deter certain mergers, tender offers or other future takeover attempts, including those which some or a majority of stockholders may deem to be in their best interests or which would give stockholders the opportunity to realize a premium on the sale of their capital stock of the Company over then prevailing market prices.

    The affirmative vote of a majority of the outstanding shares of the Company is required to adopt the resolution to amend the Company's Certificate of Incorporation in the manner described above. The Board unanimously recommends a vote "FOR" approval of the resolution.

PROPOSAL # 4

APPROVAL OF THE COMPANY'S 1996 LONG-TERM INCENTIVE PLAN

    The Company has adopted, subject to stockholder approval, The Wet Seal, Inc. 1996 Long-Term Incentive Plan (the "Plan"). The Plan will be administered by the Option Committee and is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer. Certain compensation, including compensation based on performance goals, is excluded from this deduction limit. Among the requirements for compensation to qualify for exclusion from the deduction limit is that the material terms pursuant to which the compensation is to be paid, including the performance goals, be disclosed to and approved by stockholders in a separate vote prior to the payment. The Plan is therefore being submitted to the Company's stockholders for approval at the Special Meeting.

PURPOSE AND ELIGIBILITY

    The purpose of the Plan is to strengthen the Company by providing employees and others added incentive for high levels of performance and for extraordinary efforts to increase the earnings and long-term growth of the Company. The Plan seeks to accomplish this purpose by enabling Participants to purchase or acquire shares of the Company's Class A Common Stock ("Shares"), stock appreciation rights or other equity-based rights, thereby increasing their proprietary interest in the Company's success and encouraging them to remain in the employ or service of the Company. The Plan contemplates the issuance of incentive stock options within the meaning of Section 422 of the Code, as well as non-statutory stock options, stock appreciation rights, restricted or nonrestricted awards of shares, performance grants, certain limited rights issued in tandem with stock options, or any combination of the foregoing ("Awards"). Employees, officers, directors, consultants and independent contractors (including dealers, distributors and other business entities or persons providing services) of the Company and its subsidiaries ("Participants") are eligible for Awards under the Plan. The approximate number of persons eligible to participate is 4,700. The Company has authorized 700,000 Shares, [with an aggregate market value of $14,087,500 as of February 1, 1997], for issuance under the Plan.

ADMINISTRATION

    The Option Committee, in its sole discretion, has the authority, among other things, to determine the terms of all Awards granted under the Plan, including any purchase or exercise price for an Award; to determine which employees, outside consultants and independent contractors will be granted Awards, and the time or times at which Awards will be granted, exercised and become forfeitable; to determine the number of Shares covered by an Award; to interpret the Plan; and to make all other determinations deemed advisable for the administration of the Plan.

OPTIONS

    The Option Committee may from time to time grant incentive stock options ("Incentive Options") and non-statutory options ("Non-Qualified Options", and together with Incentive Options, "Options") to any Participant. The terms of Options granted under the Plan will be set out in agreements between the Company and Participants which will contain such provisions as the Option Committee from time to time deems appropriate, including the exercise price and expiration date of such Options. Option agreements will specify whether or not an Option is an Incentive Option.

    In no event will the exercise price of an Incentive Option or Non-Qualified Option be less than one hundred percent (100%) of the fair market value of the Shares subject to such Option on the date of grant. The term of Incentive Options cannot exceed ten years from the date of grant and generally cannot extend beyond a Participant's employment or relationship with the Company. The aggregate fair market value, determined as of the time the Incentive Option is granted, of the Common Stock which may become exercisable for the first time by any employee during any calendar year cannot exceed $100,000. No Incentive Option will be granted to an employee, who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its parent or subsidiaries, unless the exercise price of the Incentive Option is at least one hundred and ten percent (110%) of the fair market value, at the time of grant, of the Shares subject to the Option, and the Option by its terms is not exercisable more than five years from the date of grant.

    The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, will be determined by the Option Committee and may consist of promissory notes, other Shares or such other consideration and method of payment for the Shares as may be permitted under applicable federal and state laws.

    If a Participant ceases to be employed by, or ceases to have a relationship with, the Company for any reason other than disability, cause, retirement or death, such Participant's Options, to the extent exercisable at the time of termination, may be exercised for a period of three months thereafter or the date of expiration of the option by its terms, whichever is earlier. In the event of a Participant's disability or death, such Participant's Options will become fully vested and exercisable and will expire not later than one year thereafter or the date of expiration of the option by its terms, whichever is earlier. When a Participant retires, such Participant's Options will become fully vested and exercisable and will expire not later than two years thereafter or the date of expiration of the option by its terms, whichever is earlier. The decision as to whether a termination is by reason of retirement will be made by the Option Committee, whose decision will be final and conclusive. If a Participant's employment or relationship with the Company is terminated for cause, such Participant's Options will expire immediately; provided, however, that the Option Committee may waive expiration and permit the Participant to exercise Options, to the extent exercisable at the time of termination, for a period of three months from the date of notice of such waiver.

STOCK APPRECIATION RIGHTS

    The Option Committee from time to time may grant stock appreciation rights ("SARs") to any Participant either at the time of grant of an Option or thereafter by amendment to an Option. The exercise of an Option will result in an immediate cancellation of its corresponding SAR, and vice versa. SARs will expire at the same time as the related Option expires, and will be exercisable and transferable when, to the extent and on the condition that the related Option is exercisable or transferable. No SAR may be exercised unless the fair market value per Share on the date of exercise exceeds the exercise price of the related Option. Upon the exercise of an SAR, a Participant will be entitled to receive an amount equal to the difference between the fair market value per Share on the date of exercise and the exercise price of the Option to which the SAR corresponds. Such payment may be satisfied by the Company in cash, in Shares, or in a combination thereof, as determined by the Option Committee.

    All SARs will be exercised automatically, to the extent the corresponding Option is then exercisable, (A) on the last business day prior to the expiration date of the related Option at the end of its stated term or (B) following (i) the death, disability or retirement of a Participant or (ii) the termination of a Participant's employment or relationship with the Company for any reason other than cause; provided the fair market value per Share of the underlying Shares on that date exceeds the exercise price of the related Option.

LIMITED RIGHTS

    The Option Committee may grant limited rights ("Limited Rights") with respect to all or some of the Shares covered by an Option at the time the Option is granted or by amendment to a previously granted Option. A Limited Right will be exercisable (A) during the 60 day period commencing on any date after the effective date of the Plan on which a person or group, whose beneficial ownership of Shares exceeds the aggregate beneficial ownership of the officers and directors of the Company (excluding Shares owned by a director or officer who is the person or a member of the group), becomes the direct or indirect beneficial owner of twenty percent (20%) or more of the Company's outstanding Shares, and (B) if stated in the Limited Right grant, upon the occurrence of an event pursuant to which the outstanding Shares of the Company are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise. Upon the exercise of a Limited Right, a Participant will be entitled to receive from the Company, in cash, an amount equal to the difference between the fair market value per Share of the Shares on the exercise and the grant dates. Upon the exercise or termination of an Option, any related Limited Right shall terminate.

PERFORMANCE GRANTS

    The Option Committee may award performance grants ("Performance Grants") to Participants at any time, and it has sole discretion in determining the size and composition of, the period over which performance is to be measured for, and the performance goals and obligations for, Performance Grants. Performance Grants under the Plan may include specific dollar-value target grants, performance units and/ or performance shares. The value of each Performance Grant may be fixed or it may be permitted to fluctuate based on performance factors selected by the Option Committee. The earned portion of a Performance Grant may be paid in restricted or nonrestricted shares, cash or a combination of both, as determined in the sole discretion of the Option Committee.

    A Participant must be an employee of the Company at the end of the performance cycle in order to be entitled to payment of a Performance Grant issued in respect of such cycle; provided, however, that a Participant may earn a partial Performance Grant based upon the elapsed portion of the cycle and the Company's performance during such portion of the cycle, if the Participant ceases to be an employee of the Company as a result of his death, disability or retirement. In the event of a change of control, a Participant will earn no less than the portion of the Performance Grant that the participant would have earned if the performance cycle had terminated as of the date of the change in control.

RESTRICTED AND NONRESTRICTED SHARE AWARDS

    The Option Committee may at any time from time award Shares to such Participants and in such amounts as it determines. Each award of Shares will specify the applicable restrictions, if any, on such Shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse.

    Restricted Shares may be issued at the time of award subject to forfeiture in the event the applicable restrictions do not lapse, or upon lapse of such restrictions. If Restricted Shares are issued at the time of award, the Participant will be required to deposit certificates representing such Restricted Shares with the Company during the period of any restriction and to execute a blank stock power therefor. Except as otherwise provided by the Option Committee, during the period of any restriction, the Participant will have all rights and privileges of a stockholder with respect to Restricted Shares awarded to him, including the right to receive dividends and to vote.

    Unless otherwise provided by the Option Committee, all restrictions on Restricted Shares will lapse upon termination of a Participant's employment or relationship with the Company due to death, disability, retirement or a change of control during a period of restriction. If a Participant's employment or relationship with the Company is terminated for any other reason, all Restricted Shares awarded to such Participant will be forfeited to the Company.

WITHHOLDING

    With respect to any payments made to Participants under the Plan, the Company will have the right to withhold any taxes required by law to be withheld because of such payments.

ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

    If any change is made to the Shares by reason of an event pursuant to which the outstanding Shares of the Company are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise, appropriate adjustments will be made by the Option Committee to the kind and maximum number of shares subject to the Plan and the kind and number of Shares and price per Share of stock subject to each outstanding Award.

LIMITATION ON BENEFITS

    No option, SAR or Limited Right may be exercised, no share award will vest and no Performance Grant will be paid to the extent such exercise, vesting or payment will create an "excess parachute payment" as defined in Section 280G of the Code.

TRANSFERABILITY OF AWARDS

    No grant of Options, SARs, Limited Rights, Performance Grants or other rights granted under the Plan is assignable or transferable except by will or the laws of descent and distribution. During the lifetime of a Participant, Awards are exercisable only by the Participant.

TERMINATION OR AMENDMENT

    The Option Committee may at any time discontinue granting Awards under the Plan or otherwise suspend, amend or terminate the Plan, and may, with the consent of the optionee or grantee, make such modification of the terms and conditions of an Award as it shall deem advisable. Amendments or modifications to the Plan or any Award are deemed adopted as of the date of the action of the Option Committee effecting such amendment or modification and are effective immediately, unless otherwise provided therein, subject to approval thereof (i) within twelve (12) months before or after the effective date by shareholders of the Corporation voting in person or by proxy at a duly held shareholders' meeting when required to maintain or satisfy the requirements of Section 422 of the Code with respect to Incentive Options, or Section 162(m) of the Code with respect to performance-based compensation, (ii) by an appropriate governmental agency, or (iii) when required by a securities exchange or automated quotation system. No Option may be granted during any suspension or after termination of the Plan.

PLAN BENEFITS

    In as much as Awards to all Participants under the Plan will be granted at the sole discretion of the Option Committee, neither the benefits which will be received by or allocated to Participants under the Plan, nor the benefits which would have been received by or allocated to Participants if the Plan had been in effect during the last fiscal year, are determinable.

    The Board unanimously recommends a vote "FOR" approval of the 1996 Long-term Incentive Plan.

FEDERAL INCOME TAXATION

    STOCK OPTIONS

    The following is a brief discussion of the Federal income tax consequences of option grants under the Plan based on the Code, as in effect as of the date hereof. The Plan is not qualified under Section 401(a) of the Code. This discussion is not intended to be exhaustive and does not describe the state or local tax consequences.

    No taxable income is realized by the Participant upon the grant or exercise of an Incentive Option. If Shares are issued to a Participant pursuant to the exercise of an Incentive option, and if no disqualifying disposition of such Shares is made by the Participant within two years after the date of grant or within one year after the transfer of such Shares to such Participant, then (1) upon sale of such Shares, any amount realized in excess of the exercise price will be taxed to such Participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the Company for Federal income tax purposes. If the Shares acquired upon the exercise of an Incentive Option is disposed of prior to the expiration of either holding period described above, generally (1) the Participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such Shares at exercise (or, if less, the amount realized on the disposition of such Shares) over the exercise price paid for such Shares, and (2) the Company will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the Company. Subject to certain exceptions for disability or death, if an Incentive Option is exercised more than three months following the termination of employment, the exercise of the Option will generally be taxed as the exercise of a Non-Qualified Option.

    With respect to Non-Qualified Options (1) no income is realized by the Participant at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the Participant in an amount equal to the difference between the exercise price paid for the Shares and the fair market value of the Shares, if unrestricted, on the date of exercise, and the Company is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale appreciation (or depreciation) after the date as of which amounts are includable in income is treated as either short-term or long-term capital gain (or loss) depending on how long the Shares have been held.

    STOCK APPRECIATION RIGHTS

    There will be no Federal income tax consequences to either the employee or the Company upon the grant of an SAR. However, the employee generally will recognize ordinary income upon the exercise of an SAR in an amount equal to the aggregate amount of cash and the fair market vale the Shares received upon exercise. The Company will be entitled to a deduction equal to the amount includable in the employee's income.

    LIMITED RIGHTS

    There will be no Federal income tax consequences to either the employee or the Company upon the grant of an SAR. However, the employee generally will recognize ordinary income upon the exercise of a Limited Right in an amount equal to the aggregate amount of cash received upon exercise. The Company will be entitled to a deduction equal to the amount includable in the employee's income.

    PERFORMANCE GRANTS

    There will be no Federal income tax consequences to the employee or the Company upon issuance of a Performance Grant. Employees will recognize taxable income at the time when payment for the Performance Grant is received in an amount equal to the aggregate amount of cash and the fair market value of Shares acquired. The Company will be entitled to a deduction equal to the amount includable in the associate's income.

RESTRICTED AND NONRESTRICTED SHARES

    There will be no Federal income tax consequences to either the employee or the Company upon the grant of Restricted Shares until expiration of the restricted period and the satisfaction of any other conditions applicable to the Restricted Shares. At that time, the employee will recognize taxable income equal to the then fair market value of the Shares and the Company will be entitled to a corresponding deduction. However, the employee may elect, within thirty (30) days after the date of the grant, to recognize ordinary income as of the date of grant and the Company will be entitled to a corresponding deduction at that time.

    Employees will recognize taxable income at the Nonrestricted Shares are received. The Company will be entitled to a deduction equal to the amount includable in the employee's income.

                              ELECTION OF AUDITORS

    The Board of Directors, after consideration of the recommendation of the Audit Committee, has nominated the independent public accounting firm of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1997. Stockholders will be asked to ratify the nomination of the Board of Directors. Deloitte & Touche LLP has served as the Company's auditors since fiscal 1989. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to make a statement if they desire and respond to appropriate inquiries from the stockholders. Although ratification of the auditors by stockholders is not legally required, the Company's Board of Directors believes such ratification to be in the best interest of the Company.

       REPORTING OBLIGATIONS OF OFFICERS, DIRECTORS AND 10% SHAREHOLDERS

    The federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than 10% of the Company's securities with the Securities and Exchange Commission and Nasdaq. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, or written representations that no Form 5's were required, the Company believes that during fiscal 1996, all filing requirements were satisfied by the Company's officers, directors and ten percent (10%) stockholders, except as set forth below.

    Cheryl Rudich did not file the required Form 3 on a timely basis when she became an executive officer of the Company.

                                 OTHER MATTERS

    The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of Proxy or their substitutes will vote in their discretion on such matters.

    The cost of this solicitation or proxies will be borne by the Company. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, the Company will reimburse them for their expenses in so doing.

                     STOCKHOLDER PROPOSALS FOR PRESENTATION
                             AT 1998 ANNUAL MEETING

    If a Stockholder of the Company wishes to present a proposal for consideration at the next Annual Meeting of Stockholders, the proposal must be received at the executive offices of the Company no later than January 31, 1998, to be considered for inclusion in the Company's Proxy Statement and form of Proxy for that Annual Meeting.

                                 EXHIBIT INDEX

NUMBER                                                DESCRIPTION                                                PAGE
---------  -------------------------------------------------------------------------------------------------     -----
    A      PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION OF THE WET SEAL, INC.....................      --

    B      1996 LONG-TERM INCENTIVE PLAN....................................................................      --

PROXY

                    THE WET SEAL, INC. PROXY--1997 ANNUAL MEETING

                    Solicited on behalf of the Board of Directors
                       for the Annual Meeting June 17, 1997

    The undersigned, a stockholder of The Wet Seal, Inc., a Delaware corporation, appoints Kathy Bronstein and Edmond Thomas, or either of them, his true and lawful agents and proxies, each with full power of substitution, to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626 on June 17, 1997, at 10:00 a.m., and any adjournment thereof, with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated May 16, 1997, receipt of which is acknowledged by the undersigned:

                 Check here for    /  /
                 address change


                         NEW ADDRESS:___________________________________________

                         _______________________________________________________

                         _______________________________________________________

                         _______________________________________________________
                         (Continued and to be signed and dated on reverse side)

/X/  Please mark your votes as in this example.

1. Election of Directors


                     FOR              WITHHOLD
                 ALL NOMINEES         AUTHORITY

                     /  /               /  /


Nominees:
George H. Benter, Jr., Kathy Bronstein, Stephen Gross, Walter F. Loeb, Wilfred Posluns, Gerald Randolph, Alan Siegel, Irving Teitelbaum,
Edmond Thomas

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

2. To adopt an amendment to the Company's Certificate of Incorporation to divide the Board of Directors of the Company into three classes.

/  / FOR           /    / AGAINST           /    / ABSTAIN

3. To adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Preferred Stock, par value $.01 per share, from 2,000,000 shares to 5,000,000 shares and the authorized number of Class A Common Stock, par value $.10 per share, from 20,000,000 shares to 50,000,000 shares.

/  / FOR           /    / AGAINST           /    / ABSTAIN

4. To adopt an amendment to the Company's Certificate of Incorporation to require that at least seventy-five percent (75%) of the Company's shares must approve or authorize any business combination (as the term is defined in Exhibit A to the proxy statement) which has not been approved or authorized by at least seventy-five percent (75%) of the then incumbent directors of the Company.

/  / FOR           /    / AGAINST           /    / ABSTAIN

5. To ratify and approve the Company's 1996 Long-Term Incentive Plan.

/  / FOR           /    / AGAINST           /    / ABSTAIN

6. Ratification of the selection by the Board of Directors of Deloitte & Touche LLP as Independent Auditors for the Company for the year ending January 31, 1998.

/  / FOR           /    / AGAINST           /    / ABSTAIN

7. Such other matters as may properly come before the Annual Meeting. The Board of Directors at present knows of no other matters to be brought before the Annual Meeting.

/  / FOR           /    / AGAINST           /    / ABSTAIN


SIGNATURE(S)                                        DATE
             -----------------------------------        ----------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR proposals 1 through 6 and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting.
IMPORTANT: PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.